NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788
STRATUS PROPERTIES INC. COMPLETES SALE OF BLOCK 21
TO RYMAN HOSPITALITY PROPERTIES, INC. FOR $260 MILLION
––––––––––––––––––––––––––––––––––––––––––––––––––––
AUSTIN, TX, June 1, 2022 - Stratus Properties Inc. (NASDAQ: STRS) (“Stratus” or the “Company”) announced that yesterday it completed the previously announced sale of Block 21 to Ryman Hospitality Properties, Inc. (“Ryman”) and its affiliates (collectively, the “Purchaser”) for a purchase price, subject to certain purchase price adjustments, of approximately $260 million, which includes the Purchaser’s assumption of approximately $136 million of existing mortgage debt, with the remainder paid in cash. Stratus’ net cash proceeds were approximately $117 million pre-tax (before prorations, but including $6.9 million of post-closing escrow amounts) and are expected to be approximately $90 million after prorations and income taxes. Stratus expects to record a pre-tax gain on the sale of approximately $120 million in the second quarter of 2022 (approximately $94 million after-tax).

Block 21 was Stratus’ wholly owned mixed-use real estate property in downtown Austin, Texas. Block 21 contains the 251-room W Austin Hotel and is home to Austin City Limits Live at the Moody Theater, a 2,750-seat entertainment venue that serves as the location for the filming of Austin City Limits, the longest running music series in American television history. Block 21 also includes Class A office space, retail space and the 3TEN ACL Live entertainment venue and business, which has a capacity of approximately 350 people. Stratus completed the development of Block 21 in 2010.

             William H. Armstrong III, Chairman of the Board and Chief Executive Officer of Stratus, said, “We are pleased to conclude the sale of Block 21. I want to thank Colin Reed and the entire Ryman team for their expertise and diligence throughout the transaction process. Ryman has demonstrated its leadership and innovation in both the music and hospitality industries and I believe they are the ideal buyer for this asset. I am confident that Block 21 will continue to thrive as an Austin icon within the Ryman portfolio. I am proud of our team, who have stayed focused on this transaction as we pursue many other exciting opportunities in Austin and other Texas markets, and who have again delivered significant value for our company and shareholders.”

Block 21

Mr. Armstrong continued, “Our Board and management team expect to meet soon to make decisions regarding the uses of proceeds from the sale of Block 21 and the recent sale of The Santal. We will carefully explore several compelling opportunities, which will be based on evolving market conditions and may include a combination of further deleveraging, reinvesting in Stratus’ project pipeline and returning cash to shareholders. We look forward to providing our shareholders with an update on our strategic planning process.”

About Stratus Properties Inc.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, leasing and sale of multi-family and single-family residential real estate properties and commercial properties in the Austin, Texas area and other select markets in Texas.

Forward-Looking Statements

This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as plans, projections or expectations related to Stratus’ estimated gain and net cash proceeds from the sale of Block 21 and potential uses of such proceeds, and potential results of Stratus’ strategic planning process. The words “anticipates,” “may,” “can,” “could,” “plans,” “believes,” “potential,” “possible,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements. Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, the possibility that anticipated benefits from the Block 21 sale will not be fully realized or may take longer to realize than expected, the results of Stratus’ strategic planning process, changes in the demand for real estate in the select markets in Texas where Stratus operates, changes in economic, market and business conditions, and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2021, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, each filed with the U.S. Securities and Exchange Commission.

Under Stratus’ Comerica Bank credit facility, Stratus is not permitted to repurchase its common stock in excess of $1.0 million or pay dividends on its common stock without Comerica Bank’s prior written consent. The declaration of dividends or decision to repurchase Stratus’ common stock is at the discretion of Stratus’ Board, subject to restrictions under Stratus’ Comerica Bank credit facility, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board.

Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience, or other changes.
____________________________

A copy of this release is available on Stratus’ website, stratusproperties.com.
# # #
2